As filed with the U.S. Securities and Exchange Commission on March 22, 2019
Registration No. 333-
_____________________________________
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________________________
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
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SI-BONE, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	26-2216351
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

471 El Camino Real, Suite 101
Santa Clara, California 95050
(408) 207-0700
(Address of principal executive offices) (Zip code)

SI-BONE, Inc. 2018 Equity Incentive Plan
SI-BONE, Inc. 2018 Employee Stock Purchase Plan
(Full titles of the plans)
_____________________________________

Laura A. Francis
Chief Financial Officer
SI-BONE, Inc.
471 El Camino Real, Suite 101
Santa Clara, California 95050
(408) 207-0700
(Name and address of agent for service) (Telephone number, including area code, of agent for service)

Copies to:
Matthew B. Hemington
Cooley LLP
3175 Hanover Street
Palo Alto, California 94304
(650) 843-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.0001 per share
- 2018 Equity Incentive Plan	1,222,538	(2)	$18.79	(4)	$22,971,489	$2,784.14
- 2018 Employee Stock Purchase Plan	244,507	(3)	$15.972	(5)	$3,905,266	$473.32
Total	1,467,045				$26,876,755	$3,257.46

(1)
Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Registrant’s common stock that become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.

(2)
Represents shares of common stock that were automatically added to the shares authorized for issuance under the Registrant’s 2018 Equity Incentive Plan, as amended (the “2018 Plan”), on January 1, 2019 pursuant to an “evergreen” provision contained in the 2018 Plan. Pursuant to such provision, the number of shares reserved for issuance under the 2018 Plan automatically increases on January 1 of each year, starting on January 1, 2019, and continuing through January 1, 2029, by 5% of the total number of shares of the Registrant’s common stock outstanding on December 31st of the preceding calendar year, or a lesser number of shares determined by the Registrant’s board of directors or compensation committee.

(3)
Represents shares of common stock that were automatically added to the shares authorized for issuance under the Registrant’s 2018 Employee Stock Purchase Plan (the “2018 ESPP”) on January 1, 2019, pursuant to an “evergreen” provision contained in the 2018 ESPP. Pursuant to such provision, the number of shares reserved for issuance under the 2018 ESPP automatically increases on January 1st of each year, starting on January 1, 2019, and continuing through January 1, 2029, by an amount equal to (i) the lesser of 1% of the total number of shares of the Registrant’s common stock outstanding on December 31st of the preceding calendar year, and (ii) 555,555 shares of common stock.

(4)
Estimated in accordance with Rules 457(c) and (h) promulgated under the Securities Act solely for the purpose of calculating the registration fee on the basis of $18.79 per share, the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Global Market on March 18, 2019.

(5)
Estimated in accordance with Rules 457(c) and (h) promulgated under the Securities Act solely for the purpose of calculating the registration fee on the basis of $15.972 per share, the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Global Market on March 18, 2019, multiplied by 85%, which is the percentage of the price per share applicable to purchases under the 2018 ESPP.

EXPLANATORY NOTE
Pursuant to General Instruction E of Form S-8, SI-BONE, Inc. (the “Registrant”) is filing this Registration Statement for the purpose of registering (a) an additional 1,222,538 shares of its common stock, issuable to eligible persons under the 2018 Plan, which common stock is in addition to the shares of common stock previously registered on the Registrant’s Form S-8 filed on October 19, 2018 (File No. 333-227907) (the “Prior Form S-8”) and (b) an additional 244,507 shares of its common stock, issuable to eligible persons under the 2018 ESPP, which common stock is in addition to the shares of common stock previously registered on the Prior Form S-8. The contents of the Prior Form S-8 are incorporated by reference in this registration statement.

PART II
ITEM 3.    INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The following documents filed by the Registrant with the Securities and Exchange Commission (the “SEC”) are incorporated by reference into this Registration Statement:
(a)The contents of the earlier registration statement on Form S-8 relating to the 2018 Plan and 2018 ESPP, filed with the SEC on October 19, 2018 (File No. 333-227907).

(b)The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on March 14, 2019.

(c)The Registrant’s Current Report on Form 8-K filed with the SEC on January 22, 2019.

(d)The description of the Registrant’s Common Stock which is contained in a registration statement on Form 8-A filed on October 11, 2018 (File No. 001-38701) under the Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

(e)All other reports and documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 8.    EXHIBITS

		Incorporated by Reference
Exhibit Number	Description	Schedule Form	File Number	Exhibit	Filing Date
4.1	Amended and Restated Certificate of Incorporation of the Registrant, as currently in effect.	8-K	001-38701	3.1	October 19, 2018
4.2	Amended and Restated Bylaws of the Registrant, as currently in effect.	S-1/A	333-227445	3.4	October 5, 2018
4.3	Form of Registrant’s Common Stock Certificate.	S-1/A	333-227445	4.1	October 5, 2018
5.1*	Opinion of Cooley LLP.
23.1*	Consent of Cooley LLP (included in Exhibit 5.1).
23.2*	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.
24.1*	Power of Attorney (included on the signature page of this Form S-8).
99.1	2018 Equity Incentive Plan.	S-1/A	333-227445	10.3	October 5, 2018
99.2	Forms of Stock Option Grant Notice, Option Agreement and Notice of Exercise under the 2018 Equity Incentive Plan.	S-1/A	333-227445	10.4	October 5, 2018
99.3	Forms of Restricted Stock Unit Grant Notice and Restricted Stock Unit Award Agreement under the 2018 Equity Incentive Plan.	S-1/A	333-227445	10.5	October 5, 2018
99.4	2018 Employee Stock Purchase Plan.	S-1/A	333-227445	10.6	October 5, 2018

* Filed herewith

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on this 22nd day of March 2019.
SI-BONE, Inc.
By: /s/ Jeffrey W. Dunn
Jeffrey W. Dunn
President and Chief Executive Officer

POWER OF ATTORNEY
Know All Persons By These Presents, that each person whose signature appears below constitutes and appoints Jeffrey W. Dunn, Laura A. Francis, and Michael A. Pisetsky, each of them, as his or her true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him or her and in their name, place or stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jeffrey W. Dunn	President, Chief Executive Officer (Principal Executive Officer)	March 22, 2019
Jeffrey W. Dunn

/s/ Laura A. Francis	Chief Financial Officer (Principal Financial and Accounting Officer)	March 22, 2019
Laura A. Francis

/s/ David P. Bonita, M.D.	Director	March 22, 2019
David P. Bonita, M.D.

/s/ Timothy E. Davis, Jr.	Director	March 22, 2019
Timothy E. Davis, Jr.

/s/ John G. Freund, M.D.	Director	March 22, 2019
John G. Freund, M.D.

/s/ Gregory K. Kinckley	Director	March 22, 2019
Gregory K. Hinckley

/s/ Karen A. Licitra	Director	March 22, 2019
Karen A. Licitra

/s/ Mark A. Reiley, M.D.	Director	March 22, 2019
Mark A. Reiley, M.D.

/s/ Timothy B. Petersen	Director	March 22, 2019
Timothy B. Petersen

/s/ Keith C. Valentine	Director	March 22, 2019
Keith C. Valentine

Exhibit 5.1
March 22, 2018
SI-BONE, Inc.
471 El Camino Real, Suite 101
Santa Clara, CA 95050
Ladies and Gentlemen:
We have acted as counsel to SI-BONE, Inc., a Delaware corporation (the “Company”), in connection with the filing of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 1,222,538 shares of common stock, par value $0.0001 per share (the “2018 EIP Shares”) issuable pursuant to the Company’s 2018 Equity Incentive Plan (the “2018 EIP”) and 244,507 shares of common stock, par value $0.0001 per share (the “2018 ESPP Shares”, together with the 2018 EIP Shares, the “Shares”) issuable pursuant to the Company’s 2018 Employee Stock Purchase Plan (the “2018 ESPP”, together with the Company’s 2018 EIP, the “Plans”).
In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related prospectus, (b) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, as currently in effect, the Plans, and (c) the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.
We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters. Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).
We consent to the filing of this opinion as an exhibit to the Registration Statement.
Sincerely,

Cooley LLP
By:/s/ Matthew B. Hemington
Matthew B. Hemington

Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of SI-BONE, Inc. of our report dated 22 March 2019 relating to the financial statements of, which appears in SI-BONE, Inc.’s Annual Report on Form 10-K, dated March 14 2019, for the year ended December 31, 2018.
/s/ PricewaterhouseCoopers LLP
San Jose, CA
March 22, 2019